Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this amendment No. 2 to the Registration Statement on Form S-4 of Pfizer of our report dated February 26, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the incorporation by reference of our report dated February 26, 2009 relating to the financial statements which appears in Exhibit 99.1 of Pfizer’s Current Report on Form 8-K dated March 13, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Florham Park, New Jersey
May 20, 2009